Exhibit 21

Subsidiaries of the Registrant

The following are subsidiaries of the Registrant as of December 31, 2006 and the jurisdiction in which each is organized. Each of the subsidiaries generally conducts its business using names indicated, with the exception noted below. Certain subsidiaries are not listed; these omitted subsidiaries individually and in aggregate do not constitute a significant subsidiary.

Subsidiaries of Registrant	State or Country of Organization
Transportation Construction Services, Inc.	Delaware
Hill International (Puerto Rico), Inc.	Delaware
Stanley Baker Hill, LLC (a)(c)	Delaware

Subsidiary of Transportation Construction Services, Inc.
Hill International S.A.	Luxembourg

Subsidiaries of Hill International S.A.
Hill International (Anatolia)	Turkey
SIA Hill International (Baltic)	Latvia
Hill International Services Ltd.	British Virgin Islands
Hill International (UK) Ltd.	England
Hill International (Bucharest) S.R.L.	Romania
Hill International (Hellas) S.A.	Greece
Hill International (Middle East) Ltd. (b)	British Virgin Islands
Hill Construction Management Ltd.	Serbia
Hill International Rijeka d.o.o.	Croatia
James R. Knowles (Holdings) Ltd.	England

Subsidiary of Hill International (UK) Ltd.
Pickavance Group Ltd. (c)	England

Subsidiaries of James R. Knowles (Holdings) Ltd.
James R. Knowles Global Ltd. (c)	England
James R. Knowles (Worldwide) Ltd. (c)	England
James R. Knowles (Australian Holdings) Pty. Ltd. (c)	Australia
Knowles North American Holdings Inc. (c)	Canada
Knowles Consultancy Services, Inc.	Canada
(a)	Limited liability company
(b)	Does business in Kuwait, Bahrain, UAE and Qatar
(c)	Parent corporation of additional subsidiaries